EXHIBIT 1

GENERAL BY-LAW
BY-LAW NUMBER 1

A by-law relating generally to the conduct of the business and affairs of

TRANSGLOBE ENERGY CORPORATION

(herein called the "Corporation")

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

1. By-law Number 1 of the by-laws of the Corporation is hereby amended by adding the following definitions to section 1.01, preceding section 1.02:

“AIM” means the AIM market operated by the London Stock Exchange;

“Family” means in relation to any person his or her spouse or civil partner and any child under the age of 18 and includes any trust in which such an individual are trustees or beneficiaries and any company over which they have control or more than 20% of its equity or voting rights (excluding Treasury Shares) in a general meeting. It excludes any employee share or pension scheme where such individuals are beneficiaries rather than trustees;

“Financial Instrument” means any transferable security, market instrument, unit in a collective investment undertaking, option, future, swap, forward or other derivative contract or financial contract for differences that is, in each case, referenced to the shares of the Corporation or has similar economic effects thereto;

“Holding” means a legal or beneficial (whether direct or indirect) interest of a person in shares of the Corporation (including any position in Financial Instruments and any interest of the Family of such person);

“Relevant Change” means a change to the Holding of a Significant Shareholder which increases or decreases the Holding through a single percentage;

“Significant Shareholder” means a person having a Holding of three (3%) percent or more of the shares of the Corporation (excluding Treasury Shares); and

“Treasury Shares” means any shares of a body corporate purchased by it and held in treasury.

2.	By-law Number 1 of the by-laws of the Corporation is hereby amended by adding the following thereto as section 13.08, following section 13.07 and preceding section 14:

13.08  Notice of Shareholdings

If and for so long as the Corporation has any shares admitted to trading on AIM, the Corporation shall require that each person having a Holding of shares of the Corporation shall promptly notify the Corporation in writing:

a)	that it is or has become, or ceased to be a Significant Shareholder; and

b)	of any Relevant Change.

3.	By-laws Number 1 and Number 2, as amended from time to time, of the by-laws of the Corporation and this by-law shall be read together and shall have effect, so far as practicable, as though all the provisions thereof were contained in one by-law of the Corporation. All terms contained in this bylaw which are defined in By-laws Number 1 and Number 2, as amended from time to time, of the by-laws of the Corporation shall, for all purposes hereof, have the meanings given to such terms in the said By-laws Number 1 and Number 2 unless expressly stated otherwise or the context otherwise requires.

This amendment to By-law Number 1 of the Corporation shall come into force upon being passed by the directors in accordance with the Business Corporations Act (Alberta).

MADE by the Board the 10th day of May, 2018.

(Signed) "Randall C. Neely"
Randall C. Neely President

CONFIRMED by the Shareholders in accordance with the Business Corporations Act (Alberta) the 10th day of May, 2018.

(Signed) "Randall C. Neely"
Randall C. Neely President